Exhibit 10.11

TERMINATION OF PROPERTY MANAGEMENT AGREEMENT

THIS TERMINATION OF PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made as of May 24, 2007, by WATSON & TAYLOR MANAGEMENT, INC. (“Property Manager”) and PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2, a Texas limited partnership (“Owner”).

WITNESSETH:

WHEREAS, Owner and ERIC G. MEYERS, an individual resident of the State of Maryland, JOHN P. KYLE, an individual resident of the State of Maryland, and TERRY KORTH, an individual resident of the State of Maryland (collectively, “Purchaser”) entered into that certain Purchase and Sale Agreement dated March 27, 2007 (as the same may have been amended or modified, the “Sale Agreement”), with respect to the purchase and sale of property located in Prince George’s County, Maryland (the “Property”); and

WHEREAS, Property Manager has been retained by Owner to manage, administer and operate the Property in accordance with a management agreement between Owner and Property Manager (together with any replacement or substitute agreements with respect thereto and any other agreements or course of dealing between Owner and Property Manager, the “Property Management Agreement”); and

WHEREAS, Owner and Property Manager desire to terminate the Property Management Agreement effective upon sale of the Property to Purchase under the Sale Agreement, as to the Property only (and not, if applicable, any other real property which is the subject of the Property Management Agreement).

NOW, THEREFORE, for good and valuable consideration, Property Manager and Owner hereby agree as follows:

1.	The Property Management Agreement is hereby terminated effective as of the date hereof and shall hereafter be of no further force or effect, as to the Property only (and not, if applicable, any other real property which is the subject of the Property Management Agreement); provided, however, the provisions of the Property Management Agreement relating to transfer of property management functions, final accounting of funds and records, and transfer of the Property shall survive the termination thereof as and to the extent contemplated therein, and Property Manager shall cooperate with Purchaser and Purchaser’s property manager in connection with the sale of the Property.

2.	Property Manager will be paid in full for all services rendered by it with respect to the Property pursuant to the Property Management Agreement as of the date hereof, plus billings for additional work by Property Manager personnel for pre-closing and post-closing periods subsequent to the date hereof.

3.	Property Manager hereby waives, releases and fully discharges, for itself and its successors and assigns, any and all liens and claims of lien, as well as any other rights, which it has or may have with respect to the Property under or by virtue of any applicable law or ordinance.

4.	Owner and Property Manager hereby represent and warrant, each to the other, that they have not assigned any of their rights under the Property Management Agreement to any other party.

5.	This Agreement shall bind the parties hereto and their respective heirs, executors and assigns and shall inure to the benefit of the parties hereto and Purchaser and their respective heirs, executors and assigns.

IN WITNESS WHEREOF, this Agreement has been duly executed under seal as of the day and year first above written.

PROPERTY MANAGER:

WATSON & TAYLOR MANAGEMENT, INC.

By:	/s/ GEORGE S. WATSON
Name: George S. Watson
Title: Vice President

OWNER:
PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2, a Texas limited partnership By: Prudential-Bache Properties, Inc., its managing general partner

By:	/S/ RICHARD WELCH
Name: Richard Welch
Title: President

2